M & F WORLDWIDE CORP.

REPORTS FOURTH QUARTER AND FULL YEAR 2007 RESULTS

M & F Worldwide Corp. to Hold Conference Call on March 5, 2008

New York, NY – February 29, 2008 – M & F Worldwide Corp. (NYSE: MFW - News), today reported results for the fourth quarter and year ended December 31, 2007. As previously announced, on May 1, 2007, M & F Worldwide (the “Company”) completed the acquisition of John H. Harland Company (“Harland”) and related financing transactions. M & F Worldwide’s results for the year ended December 31, 2007 reflect Harland results from and after May 1, 2007. As a result of the acquisition of Harland, M & F Worldwide now has four business segments, which are operated by Harland Clarke (which is the combination of Clarke American’s check printing, contact center and direct marketing capabilities with Harland’s corresponding businesses), Harland Financial Solutions, Scantron and Mafco Worldwide.

M&F Worldwide will host a conference call to discuss its fourth quarter and fiscal 2007 results on March 5, 2008, at 9:30 a.m. (EST). The conference call will be accessible by dialing (800) 230-1093 in the US and (612) 332-0107 internationally. For those unable to listen live, a replay of the call will be available by dialing (800) 475-6701 in the US and (320) 365-3844 internationally; Access Code: 913357. The replay will be available 12:00 p.m. EST, Wednesday, March 5, 2008, through 12:00 p.m. EDT, Wednesday, March 19, 2008.

Fourth Quarter Performance

Consolidated Results

Consolidated net revenues for the fourth quarter of 2007 were $458.8 million, as compared to $174.6 million for the fourth quarter of 2006. The Company’s revenues increased by $284.2 million in the fourth quarter of 2007 primarily as a result of the acquisition of Harland, which accounted for $261.1 million of the increase. Net income for the fourth quarter of 2007 was $11.5 million, as compared to $6.6 million for the fourth quarter of 2006. The net income for the fourth quarter of 2007 includes pre-tax charges of $4.0 million ($2.4 million after tax) for non-cash fair value purchase accounting adjustments to deferred revenue and $0.7 million ($0.4 million after tax) for restructuring costs. For the fourth quarter of 2007, Adjusted EBITDA increased by $74.6 million to $116.7 million as compared to $42.1 million for the fourth quarter of 2006 primarily as a result of the acquisition of Harland, which accounted for $73.3 million of the increase. Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes to this release and which is reconciled to net income, the most directly comparable GAAP measure, in the accompanying financial tables.

Basic earnings per common share was $0.54 for the fourth quarter of 2007 compared to $0.33 for the fourth quarter of 2006. Diluted earnings per common share was $0.54 for the fourth quarter of 2007 compared to $0.32 for the fourth quarter of 2006.

Segment Results

Net revenues from the Harland Clarke segment increased by $181.7 million to $331.2 million for the fourth quarter of 2007 from $149.5 million in the fourth quarter of 2006, primarily as a result of the Harland acquisition which accounted for $159.4 million of the increase. Operating income for the Harland Clarke segment was $58.3 million for the fourth quarter of 2007 as compared to $18.4 million for the fourth quarter of 2006, primarily as a result of the Harland acquisition which accounted for $35.0 million of the increase. The remaining $4.9 million was largely related to the increase in revenues per unit and cost reductions, partially offset by increased incentive compensation expense and restructuring and integration costs.

Net revenues and operating income from the Harland Financial Solutions segment for the fourth quarter of 2007 were $80.8 million and $8.7 million, respectively. Net revenues and operating income from the Scantron segment for the fourth quarter of 2007 were $21.4 million and $5.4 million, respectively. Operating income for the Harland Financial Solutions segment includes pre-tax charges of $3.9 million for non-cash fair value purchase accounting adjustments to deferred revenue.

Net revenues from the Licorice Products segment, operated by Mafco Worldwide, increased by $0.8 million, or 3.2%, to $25.9 million in the fourth quarter of 2007 from $25.1 million in the fourth quarter of 2006. Operating income was $9.4 million for the fourth quarter of 2007 as compared to $9.0 million for the fourth quarter of 2006. The increase in operating income of $0.4 million was mainly due to the increase in net revenues, offset in part by an increase in manufacturing costs, especially raw materials.

Year-to-Date Performance

Consolidated Results

Consolidated net revenues for the year ended December 31, 2007 were $1,472.8 million, as compared to $722.0 million for the year ended December 31, 2006. The Company’s revenues increased by $750.8 million in the 2007 period primarily as a result of the Harland acquisition, which accounted for $699.2 million of the increase. Net loss for the year ended December 31, 2007 period was $4.2 million, as compared to $36.2 million of net income for the 2006 period. The net loss for the year ended December 31, 2007 includes a non-recurring pre-tax loss on early extinguishment of debt of $54.6 million ($34.1 million after tax) related to refinancing transactions completed in connection with the Harland acquisition. The net loss for 2007 also includes pre-tax charges of $16.6 million ($10.1 million after tax) for non-cash fair value purchase accounting adjustments to inventory and deferred revenue, $2.4 million ($1.4 million after tax) for acquisition-related retention bonuses, $5.6 million ($3.4 million after tax) for restructuring costs, and $3.1 million ($1.9 million after tax) due to impairment of Alcott Routon intangible assets. For 2007, Adjusted EBITDA increased by $193.1 million to $373.7 million, as compared to $180.6 million for 2006, primarily as a result of the Harland acquisition, which accounted for $186.5 million of the increase.

Basic loss per common share was $0.20 for the year ended December 31, 2007 compared to basic earnings per share of $1.82 for 2006. Diluted loss per common share was $0.20 for the year ended December 31, 2007 compared to diluted earnings per share of $1.78 for the year ended December 31, 2006.

Segment Results

Net revenues from the Harland Clarke segment increased by $480.6 million to $1,104.5 million for the year ended December 31, 2007 from $623.9 million in the year ended December 31, 2006, primarily as a result of the Harland acquisition which accounted for $433.8 million of the increase. The remaining $46.8 million of the increase was primarily due to an increase in revenues from a large client and higher revenues per unit, partially offset by a decline in units. Operating income for the Harland Clarke segment was $181.1 million for the year ended December 31, 2007 as compared to $87.0 million for 2006, primarily as a result of the Harland acquisition which accounted for $83.1 million of the increase. The remaining $11.0 million was largely related to the increase in revenues per unit and cost reductions, partially offset by increased incentive compensation expense and restructuring and integration costs.

Net revenues and operating income from the Harland Financial Solutions segment for the period from May 1, 2007, the date of the Harland acquisition, through December 31, 2007 were $211.9 million and $22.2 million, respectively. Net revenues and operating income from the Scantron segment for the same period were $54.7 million and $7.0 million, respectively. Operating income for the Harland Financial Solutions and Scantron segments reflect pre-tax charges of $10.2 million and $4.4 million, respectively, for non-cash fair value purchase accounting adjustments to deferred revenue and inventory.

Net revenues from the Licorice Products segment, operated by Mafco Worldwide, increased by $4.8 million, or 4.9%, to $102.9 million for the year ended December 31, 2007 from $98.1 million for the year ended December 31, 2006. Operating income was $35.5 million for the year ended December 31, 2007 as compared to $35.7 million for 2006. The decrease in operating income of $0.2 million was mainly due to an increase in manufacturing costs, especially raw materials, and higher professional fees, which more than offset the increase in net revenues.

Harland Acquisition

As previously announced, on May 1, 2007, M & F Worldwide completed its acquisition of Harland at a price per share of Harland common stock of $52.75, contributing to an approximate transaction value of $1.7 billion. Upon the completion of the transaction, Harland became a wholly owned subsidiary of Clarke American Corp. (“Clarke American”), a wholly-owned subsidiary of the Company. Clarke American was renamed Harland Clarke Holdings Corp. (“Harland Clarke Holdings”) after completion of the Harland acquisition. In connection with the Harland acquisition, Clarke American’s prior senior secured credit facility, Harland's then outstanding credit facility and Clarke American’s prior 11.75% senior notes due 2013 were repaid in full. The acquisition and debt repayments were funded with new borrowings by Harland Clarke Holdings, consisting of a $1.8 billion senior secured term loan and an aggregate $615.0 million principal amount of senior notes due 2015, composed of $310.0 million principal amount of 9.50% senior fixed rate notes and $305.0 million principal amount of senior floating rate notes bearing interest at LIBOR plus 4.75%.

Subsequent Events

On February 22, 2008, M & F Worldwide completed its previously announced acquisition of all of the limited liability company membership interests of Data Management I LLC, a wholly-owned subsidiary of NCS Pearson Inc., pursuant to the terms of the Membership Interest Purchase Agreement, dated as of February 13, 2008, by and among M&F Worldwide, NCS Pearson and Pearson Inc. Data Management designs, manufactures and services scannable data collection products, including printed forms, scanners and related software, and provides survey consulting and tracking services, including medical device tracking, to corporate and government clients. Prior to the closing, M & F Worldwide assigned the Purchase Agreement to its indirect wholly-owned subsidiary, Scantron Corporation, which upon closing became the direct parent company of Data Management. The purchase price, paid at closing, was $225 million in cash, subject to post-closing adjustments. M & F Worldwide financed the Data Management acquisition and related fees and expenses with available cash from Harland Clarke Holdings. In connection with the Data Management acquisition, Harland Clarke Holdings paid $2.0 million to MacAndrews & Forbes Holdings Inc. on February 22, 2008 for services in sourcing, analyzing, negotiating and executing the Data Management acquisition.

About M & F Worldwide

Prior to the acquisition of Harland on May 1, 2007, M & F Worldwide had two business lines operated by Clarke American and Mafco Worldwide. Clarke American provided checks and related products and direct marketing services through two segments: the Financial Institution segment, which was focused on financial institution clients and their customers, and the Direct to Consumer segment, which was focused on individual customers. As a result of the acquisition of Harland, M & F Worldwide now has four business lines, which are operated by Harland Clarke, Harland Financial Solutions, Scantron and Mafco Worldwide. Subsequent to the closing of the Harland acquisition, Clarke American’s check printing, contact center and direct marketing capabilities have been combined with Harland’s corresponding business and operate under the name “Harland Clarke.” Mafco Worldwide produces licorice products for sale to the tobacco, food, pharmaceutical and confectionery industries (which is M & F Worldwide’s Licorice Products segment). The operations of Harland Financial Solutions include core processing, retail and lending software solutions as well as maintenance services to financial and other institutions. Scantron is a leading provider of data collection and testing and assessment products sold primarily to educational and commercial customers.

Forward Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. M & F Worldwide's actual results may differ materially from those discussed in such forward-looking statements. In addition to factors described in M & F Worldwide's Securities and Exchange Commission filings and others, the following factors could cause M & F Worldwide's actual results to differ materially from those expressed in any forward-looking statements made by M & F Worldwide: (a) economic, climatic or political conditions in countries in which Mafco Worldwide sources licorice root; (b) economic, regulatory or political conditions that have an impact on the worldwide tobacco industry or on the consumption of tobacco products in which licorice products are used; (c) the failure of third parties to make full and timely payment to M & F Worldwide for environmental, asbestos, tax and other matters for which M & F Worldwide is entitled to indemnification; (d) the maturity of the principal industry in which the Company’s Harland Clarke segment operates and trends in the paper check industry, including a faster than anticipated decline in check usage due to increasing use of alternative payment methods and other factors; (e) consolidation among financial institutions and other adverse changes among the large clients on which Harland Clarke Holdings depends, resulting in decreased revenues; (f) the ability to retain Harland Clarke Holdings’ clients; (g) the ability to retain Harland Clarke Holdings’ key employees and management; (h) lower than expected cash flow from operations; (i) significant increases in interest rates; (j) unfavorable foreign currency fluctuations; (k) M & F Worldwide's substantial indebtedness; (l) variations in contemplated brand strategies, business locations, management positions and other business decisions in connection with integrating Harland; (m) our ability to successfully integrate Harland into our business and manage future acquisitions; (n) our ability to implement any or all components of our business strategy or realize all of our expected cost savings or synergies from the Harland acquisition or from other acquisitions, including the recent acquisition of Data Management by Scantron; and (o) the acquisition of Harland otherwise not being successful from a financial point of view, including, without limitation, any difficulties with Harland Clarke Holdings servicing its debt obligations.

Non-GAAP Financial Measures

In this release, M & F Worldwide presents certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding M & F Worldwide that management believes is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measure.

EBITDA represents net income before interest income and expense, income taxes, depreciation and amortization (other than amortization related to contract acquisition payments). M & F Worldwide presents EBITDA because it believes it is an important measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in M & F Worldwide’s industries.

M & F Worldwide believes EBITDA provides useful information with respect to its ability to meet its future debt service, capital expenditures, working capital requirements and overall operating performance although EBITDA should not be considered as a measure of liquidity. In addition, M & F Worldwide utilizes EBITDA when interpreting operating trends and results of operations of its business.

M & F Worldwide also uses EBITDA for the following purposes: Mafco Worldwide’s and Harland Clarke Holdings’ senior credit facilities use EBITDA (with additional adjustments) to measure compliance with financial covenants such as debt incurrence. M & F Worldwide’s subsidiaries executive compensation is based on EBITDA (with additional adjustments) performance measured against targets. EBITDA is also widely used by M & F Worldwide and others in its industry to evaluate and value potential acquisition candidates. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. See below for a description of these limitations. Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to M & F Worldwide to invest in the growth of its business.

In addition, in evaluating EBITDA, you should be aware that in the future M & F Worldwide may incur expenses such as those excluded in calculating it. M & F Worldwide’s presentation of this measure should not be construed as an inference that its future results will be unaffected by unusual or nonrecurring items.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•	it does not reflect M & F Worldwide’s cash expenditures and future requirements for capital expenditures or contractual commitments;
•	it does not reflect changes in, or cash requirements for, M & F Worldwide’s working capital needs;
•	it does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on M & F Worldwide’s debt;
•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

•	it is not adjusted for all non-cash income or expense items that are reflected in M & F Worldwide’s statements of cash flows; and
•	other companies in M & F Worldwide’ industries may calculate EBITDA differently from M & F Worldwide, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of M & F Worldwide’ business or as a measure of cash that will be available to M & F Worldwide to meet its obligations. You should compensate for these limitations by relying primarily on M & F Worldwide’s GAAP results and using EBITDA only supplementally.

M & F Worldwide presents Adjusted EBITDA as a further supplemental measure of its performance. M & F Worldwide prepares Adjusted EBITDA by adjusting EBITDA to reflect the impact of a number of items it does not consider indicative of M & F Worldwide’s ongoing operating performance. Such items include restructuring costs, non-recurring purchase accounting adjustments, an earnout related to the Alcott Routon acquisition and other non-recurring acquisition related expenses. You are encouraged to evaluate each adjustment and the reasons M & F Worldwide considers them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA and is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, M & F Worldwide may incur expenses, including cash expenses, similar to the adjustments in this presentation. M & F Worldwide’s presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.

For additional information contact:

Christine Taylor

(212)-572-5988

- table to follow -

M & F Worldwide Corp. and Subsidiaries

Consolidated Statements of Operations

(in millions, except per share data)

	(Unaudited) Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Product revenues, net	$ 394.0	$ 174.4	$ 1,302.2	$ 720.4
Service revenues, net	64.8	0.2	170.6	1.6
Total net revenues	458.8	174.6	1,472.8	722.0
Cost of products sold	253.6	108.2	808.6	438.0
Cost of services provided	22.2	0.1	80.7	1.2
Total cost of revenues	275.8	108.3	889.3	439.2
Gross profit	183.0	66.3	583.5	282.8
Selling, general and administrative expenses	109.5	39.2	360.6	162.0
Restructuring costs	0.7	1.4	5.6	3.3
Operating income	72.8	25.7	217.3	117.5
Interest income	3.6	0.9	9.4	2.7
Interest expense	(54.4)	(17.4)	(172.7)	(68.0)
Loss on early extinguishment of debt	—	—	(54.6)	—
Other (expense) income, net	(0.5)	—	0.1	—
Income (loss) before income taxes	21.5	9.2	(0.5)	52.2
Provision for income taxes	10.0	2.6	3.7	16.0
Net income (loss)	$ 11.5	$ 6.6	$ (4.2)	$ 36.2
Earnings (loss) per common share:
Basic	$ 0.54	$ 0.33	$ (0.20)	$ 1.82
Diluted	$ 0.54	$ 0.32	$ (0.20)	$ 1.78

M & F Worldwide Corp. and Subsidiaries

Business Segment Information

(in millions)

	(Unaudited) Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net revenues
Harland Clarke segment	$ 331.2	$ 49.5	$ 1,104.5	$ 623.9
Harland Financial Solutions segment	80.8	—	211.9	—
Scantron segment	21.4	—	54.7	—
Licorice Products segment	25.9	25.1	102.9	98.1
Eliminations	(0.5)	—	(1.2)	—
Total Net Revenues	$ 458.8	$ 174.6	$ 1,172.8	$ 722.0

Operating income (loss)
Harland Clarke segment	$ 58.3	$ 18.4	$ 181.1	$ 87.0
Harland Financial Solutions segment	8.7	—	22.2	—
Scantron segment	5.4	—	7.0	—
Licorice Products segment	9.4	9.0	35.5	35.7
Corporate	(9.0)	(1.7)	(28.5)	(5.2)
Total operating income	$ 72.8	$ 25.7	$ 217.3	$ 117.5

Reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA (in millions) (unaudited):

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Net income (loss)	$ 11.5	$ 6.6	$ (4.2)	$ 36.2
Interest expense, net	50.8	16.5	163.3	65.3
Loss on early extinguishment of debt	—	—	54.6	—
Provision for income taxes	10.0	2.6	3.7	16.0
Depreciation and amortization	39.7	14.5	128.6	57.5
EBITDA	112.0	40.2	346.0	175.0
Adjustments: Restructuring (a)	0.7	1.4	5.6	3.3
Alcott Routon earn-out (b)	—	0.4	—	1.1
Impairment of intangible assets (c)	—	—	3.1	—
Transaction related expenses (d)	—	—	2.4	—
Impact of purchase accounting adjustments (e)	4.0	0.1	16.6	1.2

Adjusted EBITDA	$ 116.7	$ 42.1	$ 373.7	$ 180.6

(a)

Reflects restructuring expenses, including adjustments, recorded in accordance with GAAP, consisting primarily of severance, post-closure facility expenses and other related expenses, which could not be recorded in purchase accounting. The expenses recorded in the three months ended December 31, 2007 primarily relate to closures of facilities and other restructuring activities in connection with the Harland acquisition. The expenses recorded in the year ended December 31, 2007 and 2006 include expenses related to restructuring activities that were not related to the Harland acquisition.

(b)

Reflects charges accrued under contingent earnout payment recorded as selling, general and administrative expense resulting from the 2004 purchase of Alcott Routon, Inc. In accordance with the agreement, the maximum of $3.0 million was paid in 2007.

(c)	Reflects a non-cash impairment charge from the write-down of Alcott Routon intangible assets.
(d)	Reflects non-recurring employee retention bonuses incurred in connection with the Harland acquisition.
(e)

Reflects the negative effect on net income primarily from the non-cash fair value inventory and deferred revenue adjustments related to purchase accounting. The charges incurred in the year ended December 31, 2006 are related to the acquisition of Clarke American Corp. in December 2005.